March 22, 2007

Richard L. Hawley
5480 156th Avenue SE
Bellevue, WA98006

Dear Rick,

This will acknowledge your agreement with Nicor Inc., that you will receive an additional three years of continuous service for each actual year of continuous service you earn with Nicor Inc., and its affiliates for purposes of determining your eligibility for retiree health care coverage under Nicor Inc.’s retiree health plan for management employees hired on or after January 1, 1998.  Since you have already completed three years of continuous service with Nicor, as a result of the additional service credits you will be considered to have earned twelve years of continuous service.  Accordingly, under the current terms of the plan, you will be eligible for the retiree health coverage upon your retirement from Nicor.  However, please note that Nicor has reserved the right to amend or terminate the retiree health plan at any time.  This agreement does not modify that right in any manner.

Notwithstanding the terms of the plans, you will not be eligible for the Company’s cap on its contribution toward premium payments.  Accordingly, you will be responsible for the full cost of the premiums, as in effect from time to time, for such coverage.

Except as described in this letter agreement, your eligibility for Nicor’s retiree health plan and the benefits to which you may become eligible to receive are subject to the terms and conditions of such plan as in effect at the time of your actual separation from service with Nicor and its affiliates.

Please acknowledge your agreement to the terms of this letter by signing below and returning a copy to my attention.

Sincerely,

 /s/ CLAUDIA J. COLALILLO
Claudia J. Colalillo
Senior Vice President Human Resources & Corporate Communications
Nicor Inc.

Acknowledged and Agreed:

/s/ RICHARD L. HAWLEY
Richard L. Hawley

Date:  3-22-2007